                                                                    NEWS RELEASE
SUBURBAN                                               Contact: Robert M. Plante
PROPANE                                 Vice President & Chief Financial Officer
                                           P.O. Box 206, Whippany, NJ 07981-0206
                                                             Phone: 973-503-9252
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE
---------------------

       SUBURBAN PROPANE PARTNERS, L.P. ANNOUNCES INCREASED FIRST QUARTER
    EARNINGS AND DECLARES QUARTERLY DISTRIBUTION OF $0.6125 PER COMMON UNIT

WHIPPANY, NEW JERSEY, JANUARY 20, 2005 -- Suburban Propane Partners, L.P.
(NYSE:SPH), a marketer of propane gas, fuel oil and related products and services nationwide, today announced increased earnings for the first quarter ended December 25, 2004, with improvements in net income and earnings before interest, taxes, depreciation and amortization ("EBITDA"). Its Board of
Supervisors also declared a quarterly distribution of $0.6125 per Common Unit --
$2.45 per Common Unit annualized.

Net income for the first quarter of fiscal 2005 amounted to $24.9 million, or
$0.77 per Common Unit, an increase of $4.8 million, or 23.9%, compared to net income of $20.1 million, or $0.70 per Common Unit, for the first quarter of fiscal 2004. EBITDA of $44.0 million increased $6.9 million, or 18.6%, for the fiscal 2005 first quarter, compared to $37.1 million for the prior year quarter.
Results for the current quarter reflect the operations of Agway Energy for the full quarter, while results for the prior year first quarter reflect just a few days of business activity following the December 23, 2003 acquisition of Agway
Energy.

Retail propane gallons sold in the first quarter of fiscal 2005 increased 9.9 million gallons, or 7.5%, to 141.8 million gallons from 131.9 million gallons in the prior year quarter. Sales of fuel oil and other refined fuels amounted to
65.9 million gallons during the first quarter of fiscal 2005. The increase in sales volumes was achieved despite warmer than normal weather patterns across
Suburban's service areas, as well as significantly higher energy costs that resulted in higher average selling prices to our customers. The average posted prices of propane and fuel oil during the first quarter of fiscal 2005 increased
47% and 63%, respectively, compared to the average posted prices in the prior year quarter. The continued high energy price environment has had a negative impact on residential and commercial customer buying habits. Additionally, nationwide average temperatures, as reported by the National Oceanic and
Atmospheric Administration, were 7% warmer than normal in the first quarter of fiscal 2005.

Revenues of $424.0 million increased $208.4 million compared to the prior year quarter, primarily from increased selling prices, as well as from the addition of fuel oil and other refined fuels distribution and from the marketing of natural gas and electricity in deregulated markets. Revenues from the distribution of propane and related activities of $259.4 million in the first quarter of fiscal 2005 increased $66.3 million, or 34.3%, compared to $193.1 million in the prior year quarter. The increase in propane revenues is attributable to the combination of higher average selling prices in line with the aforementioned significantly higher product costs compared to the prior year quarter, coupled with the 7.5% increase in retail propane sales volumes.
Additionally, revenues for the first quarter of fiscal 2005 were favorably impacted by

increased service and installation activities in the Partnership's heating, ventilation and air conditioning ("HVAC") segment, which increased $16.3 million, to $32.2 million primarily from the addition of Agway Energy.

Combined operating and general and administrative expenses of $106.6 million increased $35.6 million, or 50.1%, compared to the prior year quarter of $71.0 million. The increase in combined operating and general and administrative expenses is primarily attributable to the impact on compensation and benefits, vehicle costs, insurance and other costs to operate our customer service center locations from the addition of the Agway Energy operations for a full quarter in fiscal 2005. In addition, fees for professional services, medical expenses and pension costs have increased during the first quarter of fiscal 2005 compared to the prior year quarter. Operating expenses in the fiscal 2005 first quarter include a $2.5 million unrealized (non-cash) gain attributable to the mark-to-market on derivative instruments ("FAS 133"), compared to a $0.8 million unrealized (non-cash) loss in the prior year quarter attributable to FAS 133.

Depreciation and amortization expense increased $1.9 million, or 26.4%, to $9.1 million, primarily as a result of the tangible and intangible assets acquired in the Agway Energy acquisition. Net interest expense of $9.9 million increased slightly from the prior year first quarter.

In announcing these results, President and Chief Executive Officer Mark A.
Alexander said, "Given the challenges of high product costs and warmer than normal weather, we are pleased with these results. They point out the beneficial impact the Agway Energy acquisition has had on the growth of our business. Along those lines, our integration efforts continue to progress on schedule, and we look forward to even better results as we continue to convert the benefits of the combined operations into continued growth for our Unitholders."

The Partnership also declared its quarterly distribution of $0.6125 per Common
Unit for the three months ended December 25, 2004. The distribution will be payable on February 8, 2005, to Common Unitholders of record as of February 1,
2005. On an annualized basis, the distribution equates to $2.45 per Common Unit.

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey,
Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through more than 370 customer service centers in 30 states.

                                   -- more --

                           Suburban Propane Partners, L.P. and Subsidiaries
                                 Consolidated Statements of Operations
                   For the Three Months Ended December 25, 2004 and December 27, 2003
                                (in thousands, except per unit amounts)
                                              (unaudited)

                                                                               THREE MONTHS ENDED
                                                                      DECEMBER 25, 2004    DECEMBER 27, 2003
                                                                      -----------------    -----------------

Revenues
  Propane                                                                  $ 259,436           $ 193,140
  Fuel oil and refined fuels                                                 108,260               3,403
  Natural gas and electricity                                                 22,488               1,728
  HVAC                                                                        32,170              15,852
  All other                                                                    1,692               1,449
                                                                           ---------           ---------
                                                                             424,046             215,572
Costs and expenses
  Cost of products sold                                                      273,440             107,420
  Operating                                                                   95,666              60,449
  General and administrative                                                  10,968              10,502
  Depreciation and amortization                                                9,119               7,229
                                                                           ---------           ---------
                                                                             389,193             185,600
Income before interest expense and provision
  for income taxes                                                            34,853              29,972
Interest expense, net                                                          9,863               9,711
                                                                           ---------           ---------
Income before provision for income taxes                                      24,990              20,261
Provision for income taxes                                                        89                  83
                                                                           ---------           ---------
Income from continuing operations                                             24,901              20,178
Discontinued operations:
  (Loss) from discontinued customer service centers                                -                 (87)
                                                                           ---------           ---------
Net income                                                                 $  24,901           $  20,091
                                                                           =========           =========
General Partner's interest in net income                                   $     774           $     508
                                                                           ---------           ---------
Limited Partners' interest in net income                                   $  24,127           $  19,583
                                                                           =========           =========

Income from continuing operations per Common Unit - basic (b)              $    0.77           $    0.70
                                                                           =========           =========
Net income per Common Unit - basic (b)                                     $    0.77           $    0.70
                                                                           =========           =========
Weighted average number of Common Units outstanding - basic                   30,268              27,626
                                                                           ---------           ---------

Income from continuing operations per Common Unit - diluted (b)            $    0.77           $    0.70
                                                                           =========           =========
Net income per Common Unit - diluted (b)                                   $    0.77           $    0.70
                                                                           =========           =========
Weighted average number of Common Units outstanding - diluted                 30,376              27,718
                                                                           ---------           ---------

Supplemental Information:
EBITDA (a)                                                                 $  43,972           $  37,114
Retail gallons sold:
    Propane                                                                  141,780             131,917
    Fuel oil and refined fuels                                                65,906               2,686

                                     (more)

(a)  EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Our management uses EBITDA as a measure of liquidity and we are including it because we believe that it provides our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units. Moreover, our senior note agreements and our revolving credit agreement require us to use
     EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA is not a recognized term under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA, as determined by us, excludes some, but not all, items that affect net income, it may not be comparable to
     EBITDA or similarly titled measures used by other companies. The following table sets forth (i) our calculation of EBITDA and (ii) a reconciliation of
     EBITDA, as so calculated, to our net cash provided by operating activities:

                                                                        THREE MONTHS ENDED
                                                               DECEMBER 25, 2004     DECEMBER 27, 2003
                                                               -----------------     -----------------

Net income                                                          $ 24,901             $  20,091
Add:
  Provision for income taxes                                              89                    83
  Interest expense, net                                                9,863                 9,711
  Depreciation and amortization                                        9,119                 7,229
                                                                    --------             ---------
EBITDA                                                                43,972                37,114
                                                                    --------             ---------
Add (subtract):
  Provision for income taxes                                             (89)                  (83)
  Interest expense, net                                               (9,863)               (9,711)
  Gain on disposal of property, plant and equipment, net                (207)                  (82)
  Changes in working capital and other assets
    and liabilities                                                  (63,440)              (15,677)
                                                                    --------             ---------
Net cash provided by (used in)
       Operating activities                                         $(29,627)            $  11,561
                                                                    ========             =========
       Investing activities                                         $ (7,909)            $(214,995)
                                                                    ========             =========
       Financing activities                                         $    (96)            $ 240,315
                                                                    ========             =========

(b)  Computations of earnings per Common Unit reflect the adoption of Emerging
     Issues Task Force ("EITF") consensus 03-6 "Participating Securities and the
     Two-Class Method Under FAS 128" ("EITF 03-6") which requires, among other things, the use of the two-class method of computing earnings per unit when participating securities exist. The two-class method is an earnings allocation formula that computes earnings per unit for each class of common unit and participating security according to distributions declared and the participating rights in undistributed earnings, as if all of the earnings were distributed to the limited partners and the general partner. The earnings per Common Unit computations for both periods presented reflect the adoption of EITF 03-6. Adoption of EITF 03-6 resulted in a negative impact of $0.03 per Common Unit and $0.01 per Common Unit for the three months ended December 25, 2004 and December 27, 2003, respectively.